Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC. ISSUES CEO UPDATE

ROCHESTER, N.Y. January 25, 2017 (GLOBE NEWSWIRE) Richard A. Kaplan, the Chief Executive Officer of CurAegis Technologies, Inc. provided the following update of the Company’s recent events and accomplishments.

Dear Shareholders,

We are pleased to announce the appointment of James R. Donnelly as Senior Vice President of Sales & Marketing for CurAegis™. Mr. Donnelly has extensive experience in wearable technologies as well as start-ups. He is responsible for creating sales and marketing plans, sales processes and supporting the sales vice presidents in each of our identified vertical market opportunities. We are very excited about working with Jim. His abilities and experience match up perfectly to implement and accelerate our sales initiatives.

Additionally, we have added two important and prestigious members to our CURA™ Scientific Advisory Board: Dr. Michael Grandner from the Sleep and Health Research Program at the University of Arizona and Dr. Torbjorn Akerstedt from the Stress Research Institute at Stockholm University in Sweden. Dr. Grandner is the Director of and an Assistant Professor in the Department of Psychiatry at the University of Arizona College of Medicine. Dr. Grandner’s research focuses on how sleep and sleep-related behaviors are related to cardiovascular disease, diabetes, obesity, neurocognitive functioning, mental health, and longevity. A native to Sweden, Dr. Akerstedt is one of, if not the most, preeminent researcher in the area of fatigue management in the world. He has developed one of the gold standard tests (the “KSS test”) used for sleep and fatigue analysis. I believe that Dr. Akerstedt will be instrumental as we expand to international markets. Dr. Grandner and Dr. Akerstedt are highly respected experts in the field of Fatigue and Sleep Management and we are very proud and excited for them to join our Scientific Advisory Board. Their CVs are included on our website.

We have extended our internal beta testing to allow for further software refinement which is not unusual in this type of technology. We anticipate the launch of our external beta phase the week of January 30, 2017.

As always, we are grateful for your patience and understanding through the years and hope we will justify both.

Sincerely,

Richard A. Kaplan

Chief Executive Officer

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100